Exhibit 99.2

Q3 FISCAL 2011 PREPARED REMARKS

THE LONG-TERM VIEW: Technology leadership + winning in the market = 20% EPS CAGR

Our long-term financial goal is simple: We intend to deliver 20% non-GAAP EPS growth annually through FY’14. Our goal is to deliver this result through what we call our “Winning in the Market” strategy, which means primarily through accelerating organic revenue growth coupled with modest margin improvement. The table below illustrates these goals. Based on the strength of our FY’10 and our FY’11 outlook, we remain confident about our ability to achieve our FY’14 revenue growth and non-GAAP EPS growth targets. We are increasing our FY’11 target from $1,140 - $1,150 million to $1,150 - $1,160 million due to the increase in our MKS forecast from approximately $20 million to approximately $25 million, as well as the strength of our maintenance and services businesses.

	FY2009 (ACTUAL)		FY2010 (ACTUAL)		FY2011 (TARGET)	5 YEAR CAGR (TARGET)	FY2014 (TARGET)

Revenue	$938	M	$1,010	M	$1,150 - $1,160 M*	~ 12% CAGR	$1,600	M

Non-GAAP Margin	13%		16%		17% - 18%	~ 1% Annually (100 bps)	20%

Non-GAAP EPS	$0.80		$1.00		$1.20 - $1.24	~ 20% CAGR	$2.00

Non-GAAP EPS Growth			25%		20% - 25%		20%

We believe we are the technology leader in attractive growth markets. We characterize the markets we participate in with the 4-box graphic below. Industry analysts estimate that from 2005 through 2010 the PLM market (right half of the 4-box below) has grown in the high single digits, faster than the low single digit growth of the CAD market (left half of the 4-box below). They expect this trend to continue through 2014, with the CAGR of both markets expanding over this time. We have seen our technology leadership position in the growth markets translate into growth rates in excess of the market growth rates, especially in our PLM business, where we have had significantly higher than market growth rates. We expect our overall revenue growth rates to accelerate over the next few years as our revenue mix continues to shift from ‘Desktop’ to ‘Enterprise.’

	DESKTOP (CAD & Related)	ENTERPRISE (PLM)

DIRECT SALES (Large Enterprise Market)	MATURE MARKET	GROWTH MARKET

INDIRECT SALES (Small & Medium Business Market)	GROWTH MARKET	EMERGING GROWTH MARKET

We provide data points such as “Domino Account Wins” in the pages that follow to enable investors to further evaluate our claims that we are the technology leader, that we are gaining market share, and that ultimately we are “Winning in the Market.”

Non-GAAP Supplemental Information

We provide non-GAAP supplemental information to our GAAP information. PTC’s reasons for providing this information are described at the end of this document. GAAP information corresponding to the non-GAAP information provided is contained in “Q3 FY’11 Expenses Commentary and FY’11 & Q4 Outlook” below and in the attached tables. References to non-GAAP revenue in the discussion that follows exclude for Q3’11 a $0.7 million effect of purchase accounting on the fair value of the acquired deferred maintenance balance of MKS Inc. A reconciliation to the corresponding GAAP revenue amount is provided in the revenue tables affected by the adjustment.

MKS Broadens PTC’s Technology Breadth and Depth

We recently acquired MKS, a global application lifecycle management (ALM) technology leader. MKS Integrity™ coordinates and manages all activities and artifacts associated with developing software intensive products, including requirements, models, code and test, ensuring comprehensive lifecycle traceability. By unifying MKS’s ALM solutions with PTC’s industry-leading product lifecycle management (PLM) solutions, PTC will enable manufacturers to better align the management of a product’s hardware components and related software.

We acquired MKS for an aggregate purchase price of approximately $298 million ($265 million net of cash acquired) in a cash transaction. We financed the transaction by drawing on our existing credit facility in the amount of $250 million and with cash on hand. The acquisition closed in May 2011. The acquisition is expected to add approximately $25 million in non-GAAP revenue and be neutral to our non-GAAP financial results in fiscal 2011 and add more than $75 million in non-GAAP revenue and be slightly accretive to our non-GAAP EPS results in FY’12, as operating profitability is offset by interest payments on the debt and investments we are making in the business to capitalize on its long-term growth opportunity. MKS revenue is classified in our “Enterprise” business category.

Q3 RESULTS VS. GUIDANCE: Non-GAAP revenue and EPS at the high end of our guidance

Total non-GAAP revenue for Q3 was $292.5 million including $6.7 million from MKS. Excluding the impact of MKS, our non-GAAP revenue was $286 million, above the high end of our guidance of $275 million to $285 million. Our Q3 non-GAAP EPS of $0.32 was at the high end of our guidance range of $0.28 to $0.32. The results of MKS were neutral to our non-GAAP EPS in Q3. Relative to the rates we used when we established our Q3 guidance ($1.45 USD/EURO), Q3 non-GAAP revenue was negatively impacted by $0.5 million and non-GAAP EPS was not meaningfully impacted. Q3 GAAP EPS was $0.13, which was below our guidance range of $0.16 to $0.20 as a result of acquisition-related costs associated with our acquisition of MKS and a loss on forward contracts entered into in connection that acquisition. For Q3, our actual simple average Fx rate was $1.43 USD/EURO vs. guidance of $1.45 and our YTD actual simple average Fx rate is $1.37. Our guidance for Q4 assumes $1.45 USD/EURO. Our actual FY’10 Fx rate was essentially $1.37 USD/EURO.

We delivered $81 million of license revenue in Q3 (up 21% year over year), which was in line with our expected range of $77 to $84 million. Excluding MKS, license revenue was up 18% year over year. After experiencing a significant slowdown in Q2, spending in Federal & Defense revenue in North America improved in Q3. We delivered stronger than anticipated non-GAAP maintenance revenue of $142 million (up 17%, compared to our guidance range of an increase of 7% to 9% growth) and stronger than anticipated services revenue of $69 million (up 27%, compared to our guidance of an increase of 12% to 15%). Excluding MKS, our maintenance and services revenues were up 15% and 24% year over year, respectively. The performance of these lines of business was driven primarily by strong execution and was also positively impacted by annuity focused business policy modifications implemented earlier this year.

Q3 FY’11: Overall strong performance—non-GAAP EPS up 52% year-over-year!

We delivered 20% year over year non-GAAP revenue growth, with license revenue up 21% (both up 13% on a constant currency basis). Excluding MKS (which is included in our Enterprise Segment reporting), total non-GAAP revenue growth was 18% year over year. We delivered non-GAAP EPS of $0.32, up from $0.21 in Q3 ‘10. MKS was neutral to non-GAAP EPS. (GAAP EPS was $0.13 compared to $0.09 in Q3’10).

As is highlighted in the 4-box and domino account tables below:

1)	The significant uptick in our CAD business (left half of the 4-box) continues, with license revenue up 41% year over year, and we are sensing a good market response to our Creo strategy in the first quarter of its commercial release.

2)	The large enterprise CAD market (upper left box) delivered significant year-over-year growth, with total revenue up 27% and license revenue up 57%.

3)	We had 27 large deals (>$1M in license and services revenue), up from 14 in Q3 ‘10, reflecting broader strength than a year ago, which was the second highest number of large deals ever.

4)

We are also seeing continued strength in our SMB business (bottom half of the 4-box), with year-over-year non-GAAP license revenue up 24%. This is our 6[t] [h] consecutive quarter of year-over-year license and total revenue growth in the Channel.

5)	Total non-GAAP PLM revenue of $138.0 million (right half of the 4-box), was up 21% sequentially, and 20% year over year.

6)	In spite of the continued dilutive effect the strong Desktop revenue is having on large enterprise PLM sales capacity, license revenue excluding MKS was up 47% quarter-over-quarter. Large enterprise PLM market (upper right box) license revenue was flat year over year. Excluding MKS, large enterprise PLM license revenue was down 6% year over year, reflecting a significant transaction we had in Q3’10, which drove license outperformance in the year ago period. Our positive outlook on this market is also supported by strength in services revenue, which demonstrates robust adoption of our PLM technology; excluding MKS, services revenue was up 25% year over year.

7)	We announced 2 new domino accounts in Q3 (current total of 27 vs. our FY’11 target of 30), one in the Retail & Consumer vertical and one in the Electronics & High-Tech vertical.

Revenue by 4-Box

The horizontal axis highlights Desktop vs. Enterprise solutions

•	Desktop solutions include Creo Elements/Pro TM, Mathcad® and a portion of Creo Elements/Direct TM and a portion of Arbortext® revenue

•	Enterprise solutions include Windchill, Creo Elements/View, a portion of Arbortext revenue, and Integrity

The vertical axis highlights Direct vs. Indirect go-to market strategies

•	Direct sales focuses primarily on the large enterprise market

•	Indirect sales (primarily our VAR reseller channel) focuses primarily on the SMB market

($ in millions)	DESKTOP (CAD & Related)				ENTERPRISE (PLM)
		Q3 ‘10	Q3 ‘11	% Change		Q3 ‘10	Q3 ‘11	% Change
DIRECT SALES (Large Enterprise Market)	License	$17.1	$27.0	57%	License	$32.9	$32.8	0%
	Services	6.4	9.3	46%	Services	44.2	56.6	28%
	Maintenance	47.0	53.0	13%	Maintenance (1)	25.6	34.8	36%

	Total	$70.5	$89.3	27%	Total	$102.7	$124.2	21%
	% of Tot Rev	29%	31%		% of Tot Rev	42%	42%

		Q3 ‘10	Q3 ‘11	% Change		Q3 ‘10	Q3 ‘11	% Change
INDIRECT SALES (Small & Medium Business Market)	License	$13.9	$16.9	22%	License	$3.6	$4.8	33%
	Services	1.4	1.5	11%	Services	2.2	1.2	-46%
	Maintenance	42.2	46.8	11%	Maintenance	6.7	7.8	17%

	Total	$57.4	$65.3	14%	Total	$12.4	$13.7	10%
	% of Tot Rev	24%	22%		% of Tot Rev	5%	5%

(1)	Enterprise Direct Maintenance revenue in Q3 ‘11 excludes a fair value deferred maintenance revenue adjustment of $0.7M.

DOMINO ACCOUNT UPDATE: 27 down, 3 to go in FY’11 for a cumulative total of 30

At our June ‘09 investor event, we outlined what we call our “domino account strategy.” Domino wins are defined as competitive wins for PTC product development solutions at some of the world’s largest discrete manufacturing companies. Typically, these wins reflect companies whose incumbent PLM solutions are not PTC products. These wins are important because we believe they signal the technological superiority of our products. We believe the logical conclusion of winning in a significant number of ‘domino’ accounts is that PTC has become the unambiguous market leader. As we demonstrate the real value of our technology in the initial installation phase, we expect these accounts will be significant annuity customers for years to come.

We announced an additional 2 domino accounts in Q3. Of these, one is in the Electronics & High Tech vertical and one is in the Retail & Consumer vertical.

The table below outlines domino account announcements by major vertical since FY’08.

Domino Accounts

	FY ‘08	FY ‘09	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11	Total to-date
Industrial		2	2	1	1		6
Electronics & High Tech		1	1		1	1	4
Aerospace & Defense	1		2				3
Automotive		1	2	1			4
Life Sciences		1	1				2
Retail & Consumer		1	4	1	1	1	8

Total	1	6	12	3	3	2	27

We believe our long-term PLM license revenue results and Domino account momentum continues to demonstrate what we believe is a fundamental shift in the competitive dynamic of our industry: Our Windchill PLM platform is separating itself from the pack and we are in an increasingly clear technology leadership position. In addition to domino account wins, we are also actively engaged in a significant number of important Windchill-led competitive displacement opportunities with other large companies around the world.

As we have stated previously, we intend to transition our Domino Account reporting into Annuity Account reporting in FY’12.

Q4 AND FY’11 OUTLOOK: Solid Q4 outlook. New FY’11 revenue targets reflect revenue mix shift and MKS; non-GAAP EPS target of $1.20-$1.24 reflects investment in sales capacity.

In providing guidance for Q4 and setting targets for FY’11, we are weighing company specific factors such as our pipeline of opportunities and our maintenance and services base as well as external considerations, including the macroeconomic environment, currency, and visibility into customer spending patterns.

Q4’11 AND FY’11 GUIDANCE SUMMARY

	Q4’11 Low	Q4’11 High	FY ‘11
License	100	110	~335
Service	~70	~70	~260
Maintenance	~150	~150	~550

Revenue	320	330	$1,150 - $1,160

License growth	12%	24%	~15%
Service growth	~30%	~30%	~20%
Maintenance growth	~20%	~20%	~12%
Total Revenue growth	20%	23%	14% - 15%

Total Non-GAAP Gross Profit	230	245

Non-GAAP Gross Profit Margin %	72%	74%	71% - 72%

Non-GAAP Operating Expense	165	174

Non-GAAP Operating Margin %	20%	22%	17% - 18%

Total GAAP Adjustments	25	25	88

Other Income/(Expense)	(2)	(2)	(6)
GAAP Adjustments to OIE	—	—	(5)

Share Count	121	121	121

Non-GAAP EPS	$0.40	$0.44	$1.20 - $1.24
GAAP EPS	$0.25	$0.29	$0.63 - $0.67

Non-GAAP Tax Rate	23%	23%	23%
GAAP Tax Rate	20%	20%	19%
Q4 FX Assumptions: USD/EURO = 1.45; YEN/USD = 78

For Q4, we are initiating non-GAAP revenue guidance of $320 to $330 million with non-GAAP EPS of $0.40 to $0.44, reflecting investment in sales capacity. (On a GAAP basis, we expect revenue of $318 to $328 million and EPS of $0.25 to $0.29). Our Q4 guidance includes target license revenue of $100 to $110 million, with our combined maintenance and services non-GAAP revenue expected to be approximately $220 million, resulting in approximately 20% to 23% year over year growth in total revenue. MKS is expected to contribute approximately $20 million in Q4 non-GAAP revenue.

Looking to the full year FY’11, we are adjusting up our revenue target to $1,150 to $1,160 million, which represents 14% to 15% year over year growth. We are expecting non-GAAP EPS of $1.20 to $1.24, but will continue to balance our commitment of 20% non-GAAP EPS growth with investments to support future growth. Given strong end-market demand, we are adding sales capacity. For FY’11 the GAAP revenue target is $1,147 to $1,157 million and GAAP EPS target is $0.63 to $0.67.

The current 14% to 15% FY’11 revenue growth target reflects the following adjustments: License revenue growth of approximately 15%; services revenue growth of approximately 20%; and maintenance revenue growth of approximately 12%. MKS is now expected to contribute approximately $25 million in non-GAAP revenue vs. our previous guidance of $20 million. We believe these adjustments result in lower risk relative to both the FY’11 revenue and EPS targets, given the implied smaller increase in Q4 license revenue, as well as the increasingly favorable mix of more predictable services and maintenance revenue.

Our product portfolio is being received very well in the market. We continue to sense a lot of excitement in the market around Creo, our new CAD platform, which we launched in June of 2011. We believe Creo is a significant enhancement over the functionality and usability of existing CAD products on the market. Creo leverages a core set of technology assets unique to PTC and is intended to address 4 critical issues still impacting the CAD industry: usability, interoperability, assembly management and technology lock-in.

Customers continue to expand their view of PLM from an engineering-centric CAD data management solution into a robust enterprise solution with thousands of users across the extended enterprise. We launched Windchill® 10.0 in April, and have a significant new release of Arbortext® scheduled for the fall of 2011. We also launched Mathcad® Prime 1.0 early in Q2. We are very optimistic about the long-term opportunity for PTC and will continue to make strategic investments, notably in direct sales capacity, that we believe are critical to delivering value to our customers and to enabling us to gain market share and help us continue to drive toward our goal of 12% revenue growth and 20% non-GAAP EPS CAGR over the 5-year period through 2014.

REVENUE TRENDS

Certain reclassifications between Direct and Indirect and Desktop and Enterprise revenue from previously reported results (Q1’09 through Q2’11) are reflected below. Indirect revenue is comprised of revenue from our reseller channel and from customers classified as Indirect. To the extent a customer changes between the Direct and Indirect classification, we reclassify their historical revenue to align to the current period classification. The reclassifications of prior quarter and annual Direct and Indirect and Desktop and Enterprise revenue were not more than 2% for any single quarterly or annual reporting period.

DIRECT SALES: Strong large deal activity, strong Desktop and solid Enterprise, investing in capacity

Our direct sales force is primarily focused on large enterprise customers. We have approximately 317 direct sales teams. These teams are primarily focused on selling our Product Development System, which incorporates all of our primary product families, to large enterprise customers. The table below shows direct revenue performance. Key metrics we provide in addition to revenue regarding our Direct Sales / Large Enterprise Market performance also include Large Deal Activity and Domino Account wins.

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
Direct Non-GAAP	$163.4	$157.1	$160.5	$178.3	$659.3	$185.6	$169.8	$173.2	$195.2	$723.8	$189.3	$192.4	$213.5
% of Tot Rev	68%	70%	71%	72%	70%	72%	71%	71%	73%	72%	71%	71%	73%
Y-Y Change	-2%	-11%	-13%	-16%	-11%	14%	8%	8%	9%	10%	2%	13%	23%
Q-Q Change	-23%	-4%	2%	11%		4%	-8%	2%	13%		-3%	2%	11%

MKS FV Adj	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(0.7)
Direct GAAP	$163.4	$157.1	$160.5	$178.3	$659.3	$185.6	$169.8	$173.2	$195.2	$723.8	$189.3	$192.4	$212.8

Q3 direct account revenue was up 23% year over year. As you can see from the 4-box detail on page 3, our growth in this space was driven by 27% growth in Desktop (CAD) revenue and 21% growth in Enterprise (PLM) revenue. License revenue in the large enterprise CAD market (upper left box) increased 57% year over year. License revenue in the large enterprise PLM market (upper right box) was flat year over year, reflecting the very strong results we had in Q3’10. This market continues to exhibit strength with non-GAAP maintenance and services revenue, up 36% and 28% year over year, respectively.

LARGE DEAL ACTIVITY: Highest number of large deals ever for a Q3, and 2nd highest ever.

Large deal activity is a significant growth driver and has historically tended to generate 15% to 20% of our total revenue in any given quarter, with the exception of Q4, which historically has been higher. Large deal activity is driven primarily by direct sales teams. We define “large deals” as recognizing more than $1 million of license and service revenue from a customer during a quarter.

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
Number of Large Deals	9	9	9	19	46	10	18	14	28	70	22	24	27
L&S Revenue	$24.2	$24.7	$27.8	$50.1	$126.8	$49.9	$39.4	$38.8	$59.2	$187.3	$51.3	$52.4	$60.7
Avg. Deal Size	$2.7	$2.7	$3.1	$2.6	$2.8	$5.0	$2.2	$2.8	$2.1	$2.7	$2.3	$2.2	$2.2
% of Tot Rev	10%	11%	12%	20%	14%	19%	16%	16%	22%	19%	19%	19%	21%

In Q3 we had 27 large deals totaling $60.7 million. 15 of these customers were in North America, 8 were in Europe and 4 were in Asia. Of the $60.7 million in license and service revenue, approximately $14 million was Desktop (CAD) related, compared to approximately $2 million in the year ago period. Approximately $47 million was Enterprise (PLM) related, compared $37 million in Q3’10. We have a strong pipeline of large deals that we are working on worldwide. We are winning competitive deals with large global companies (see ‘Dominoes’ above) and are actively engaged in a substantial number of competitive opportunities with other large global companies.

UPPER LEFT BOX (DIRECT SPACE / DESKTOP PRODUCTS)

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
License	$17.2	$16.3	$16.7	$23.9	$74.1	$15.5	$19.9	$17.1	$28.8	$81.2	$24.0	$31.2	$27.0
Services	10.6	10.5	9.8	8.8	39.6	9.0	7.8	6.4	7.4	30.5	9.2	9.5	9.3
Maintenance	51.8	49.2	48.5	48.8	198.3	50.3	47.6	47.0	48.3	193.1	49.9	50.6	53.0

Total	$79.6	$76.0	$75.0	$81.4	$312.0	$74.7	$75.3	$70.5	$84.4	$304.9	$83.1	$91.3	$89.3

% of Tot Rev	33%	34%	33%	33%	33%	29%	31%	29%	31%	30%	31%	34%	31%
Y-Y Change	-5%	-17%	-16%	-20%	-15%	-6%	-1%	-6%	4%	-2%	11%	21%	27%
Q-Q Change	-22%	-5%	-1%	9%		-8%	1%	-6%	20%		-2%	10%	-2%

Historically, this market has been a highly penetrated market with limited long-term growth opportunity. Over the past 3 quarters, we have seen substantial year-over-year growth in this market. In Q3, we delivered 27% total revenue growth and 57% license revenue growth. We believe our results represent both the impact of macro factors (spending in this market had been muted since the end of 2008), as well as excitement about our new Creo CAD platform, which we believe is a significant enhancement over the functionality and usability of existing CAD products on the market today. We launched the first version of Creo in June 2011. We believe this new platform could drive above industry average growth in our CAD business over the coming years.

Our primary products in this market are Creo Elements/Pro, Creo Elements/Direct and Arbortext authoring solutions.

UPPER RIGHT BOX (DIRECT SPACE / ENTERPRISE PRODUCTS)

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
License	$14.0	$11.1	$18.9	$31.5	$75.5	$41.0	$25.9	$32.9	$39.4	$139.2	$28.6	$21.0	$32.8
Services	45.3	46.4	42.5	40.4	174.7	44.3	42.8	44.2	43.9	175.2	47.9	50.5	56.6
Maintenance	24.5	23.6	24.1	25.0	97.1	25.5	25.8	25.6	27.6	104.4	29.7	29.6	34.8

Total Non-GAAP	$83.8	$81.1	$85.5	$96.9	$347.3	$110.8	$94.5	$102.7	$110.9	$418.9	$106.2	$101.1	$124.2

% of Tot Rev	35%	36%	38%	39%	37%	43%	39%	42%	41%	41%	40%	38%	42%
Y-Y Change	2%	-4%	-11%	-11%	-7%	32%	16%	20%	14%	21%	-4%	7%	21%
Q-Q Change	-23%	-3%	5%	13%		14%	-15%	9%	8%		-4%	-5%	23%

MKS FV Adj	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(0.7)
Total GAAP	$83.8	$81.1	$85.5	$96.9	$347.3	$110.8	$94.5	$102.7	$110.9	$418.9	$106.2	$101.1	$123.5

From a near- to medium-term growth perspective, we believe this market offers the most significant opportunity for PTC. Large enterprises are increasingly investing in PLM solutions and we believe Windchill is the premier PLM solution on the market today. This market exhibited strong sequential growth across all three lines of business and we expect license growth to benefit further going forward due to investment in sales capacity. Importantly, this is our 5th quarter of consecutive services and maintenance revenue growth on a year-over-year basis, which we believe demonstrates robust adoption of our PLM solutions. The performance of these lines of business was driven primarily by strong execution and was also impacted by annuity focused business policy modifications implemented earlier this year.

Our primary products in this market are Windchill, Creo Elements/View, Arbortext enterprise solutions and Integrity (MKS).

INDIRECT SALES: Strong maintenance base and continued signs of improving end markets

Our indirect sales are primarily from the Small and Medium Businesses (SMB) market. Indirect revenue is comprised of revenue from our reseller channel and from customers we have designated as indirect. We continue to have approximately 112 channel business development managers supporting more than 420 channel partners who are focused primarily on selling our MCAD products such as Creo Elements/Pro, Creo Elements/View and Mathcad, and Windchill PDMLink® into the SMB marketplace.

We began in fiscal 2009 to develop a network of enterprise resellers to further expand our core Windchill ecosystem. This program is progressing well.

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
Indirect	$77.0	$68.2	$65.7	$68.0	$278.9	$72.9	$70.7	$69.8	$72.8	$286.3	$77.3	$76.8	$79.0
% of Tot Rev	32%	30%	29%	28%	30%	28%	29%	29%	27%	28%	29%	29%	27%
Y-Y Change	2%	-17%	-25%	-23%	-16%	-5%	4%	6%	7%	3%	6%	9%	13%
Q-Q Change	-13%	-11%	-4%	4%		7%	-3%	-1%	4%		6%	-1%	3%

In Q3 indirect account revenue was up 13% year over year. Given that this market is made up of SMB companies, we believe this market is more heavily impacted by macroeconomic factors. Importantly, as reflected in the 4-box detail, we are continuing to see an important sign of improvement in the SMB space: total revenue is up year-over-year in both the lower left and lower right boxes for the 6th quarter in a row.

LOWER LEFT BOX (INDIRECT SPACE / DESKTOP PRODUCTS)

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
License	$14.8	$11.3	$10.4	$11.9	$48.5	$14.6	$14.9	$13.9	$16.0	$59.4	$16.9	$17.6	$16.9
Services	2.1	2.1	1.5	1.4	7.1	1.4	1.3	1.4	1.8	5.9	1.3	1.6	1.5
Maintenance	47.7	43.4	42.8	43.3	177.2	44.8	42.8	42.2	42.0	171.8	44.7	44.3	46.8

Total	$64.6	$56.8	$54.7	$56.7	$232.8	$60.9	$59.1	$57.4	$59.7	$237.1	$62.9	$63.6	$65.3

% of Tot Rev	27%	25%	24%	23%	25%	24%	25%	24%	22%	23%	24%	24%	22%
Y-Y Change	4%	-18%	-25%	-24%	-17%	-6%	4%	5%	5%	2%	3%	8%	14%
Q-Q Change	-13%	-12%	-4%	4%		7%	-3%	-3%	4%		5%	1%	3%

We believe this market continues to offer long-term growth potential. The customer base is primarily comprised of SMB customers which we believe are more heavily impacted by macroeconomic factors. Importantly, we are seeing signs of improvement in new license sales and our maintenance paying base in this market remains stable. Revenue in this segment is up year-over-year for the 6th quarter in a row.

Our primary products in this market are Creo Elements/Pro, Creo Elements/Direct, Mathcad and Arbortext authoring solutions.

LOWER RIGHT BOX (INDIRECT SPACE / ENTERPRISE PRODUCTS)

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
License	$4.5	$3.3	$3.4	$3.4	$14.6	$3.7	$4.0	$3.6	$4.9	$16.2	$6.0	$4.4	$4.8
Services	1.0	1.7	1.1	1.2	5.0	1.2	1.1	2.2	1.4	5.9	1.3	1.5	1.2
Maintenance	6.9	6.3	6.5	6.8	26.4	7.1	6.5	6.7	6.8	27.1	7.1	7.4	7.8

Total	$12.4	$11.3	$11.0	$11.4	$46.1	$12.0	$11.7	$12.4	$13.1	$49.2	$14.4	$13.2	$13.7

% of Tot Rev	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%
Y-Y Change	-6%	-9%	-26%	-17%	-15%	-3%	3%	13%	15%	7%	20%	14%	10%
Q-Q Change	-10%	-8%	-3%	3%		6%	-3%	7%	5%		10%	-8%	4%

From a medium- to long-term growth perspective, we believe this market offers a significant growth opportunity. Again, the customer base in this market is primarily comprised of SMB companies, which we believe are more heavily impacted by macroeconomic factors. Despite the soft macro-environment, this is our sixth consecutive quarter of year-over-year license revenue growth. SMB customers are increasingly interested in PLM solutions and we believe we are well positioned to provide those customers with the right PLM technology to meet their needs.

Our primary products in this market are Windchill and Arbortext enterprise solutions.

REVENUE BY LINE OF BUSINESS

LICENSE: Solid license quarter… Big Desktop revenue and Enterprise growth returning

License sales generate the highest gross margins, which are in the mid- to high 90% range on a non-GAAP basis. License revenue historically has tended to represent 28% to 35% of our total revenue in any given quarter, with Q4 generally being our strongest quarter. Given the macroeconomic environment in FY’09, license revenue was closer to 20% of total revenue, however, as expected, it has trended back towards 30% of total revenue in FY’10 and the first nine months of 2011.

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3’ 11
License	$50.5	$42.1	$49.4	$70.7	$212.7	$74.8	$64.7	$67.5	$89.0	$296.0	$75.5	$74.2	$81.4
% of Tot Rev	21%	19%	22%	29%	23%	29%	27%	28%	33%	29%	28%	28%	28%
Y-Y Change	-29%	-46%	-38%	-32%	-36%	48%	54%	37%	26%	39%	1%	15%	21%
Q-Q Change	-51%	-17%	18%	43%		6%	-14%	4%	32%		-15%	-2%	10%

Q3 License revenue of $81.4 million was up 21% year over year (13% on a constant currency basis). Excluding MKS, license revenue was up 18% year over year. We had 41% year-over-year growth in Desktop license revenue and 3% year-over-year growth in Enterprise license revenue, reflecting the very strong enterprise license performance we had in Q3 ‘10. Our products continue to perform very well in competitive benchmarks, as demonstrated by our domino account and large deal (>$1 M in license and service revenue) momentum.

Looking forward to Q4, we are expecting license revenue of $100 to $110 million. For FY’11, we are expecting license revenue growth of approximately 15% on a year-over-year basis.

SERVICES: Strong growth demonstrates accelerating adoption of our solutions

Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions, and providing them with training on our software. Services revenue has historically tended to represent 20% to 25% of our total revenues in any given quarter.

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
Services	$59.1	$60.6	$54.9	$51.8	$226.4	$55.9	$53.1	$54.2	$54.4	$217.6	$59.7	$63.0	$68.6
% of Tot Rev	25%	27%	24%	21%	24%	22%	22%	22%	20%	22%	22%	23%	23%
Y-Y Change	6%	5%	-9%	-18%	-4%	-5%	-12%	-1%	5%	-4%	7%	19%	27%
Q-Q Change	-6%	3%	-10%	-6%		8%	-5%	2%	1%		10%	6%	9%

Q3 Services revenue of $68.6 million was up 27% year over year (up 19% on a constant currency basis), primarily due to strong license revenue and ongoing engagements with PLM customers. Excluding MKS, our Direct Enterprise services revenue was up 25% year over year. Our training business, which typically represents about 15% of our total services revenue, was up 41% year over year and was driven by a handful of large deals. Our consulting business, which primarily supports Windchill implementations, was up 25% year over year. This is our 4th consecutive quarter of accelerating services growth. Our services non-GAAP net margin of 5.3% in Q3’11 was down relative to 6.8% in Q3’10 due to some strategic investments we are making during FY’11 to enhance the longer-term profitability of our services business.

Looking forward to Q4, we are expecting services revenue to be up approximately 30% on a year-over-year basis. For FY’11 we are also expecting services revenue to grow approximately 20% on a year-over-year basis. We have a solid backlog of services engagements that provides near-term visibility into our services business. Consistent with our Q3 results, relative to FY’10, we expect that our FY’11 services margins will be under pressure due to our ongoing engagement with Hyundai-Kia and some strategic investments.

Our primary initiatives for the services business are to continue to enable our customers to realize value from their PLM implementations, improve our services net margins and expand our Windchill services ecosystem by adding Service Partners. We launched the “Service Advantage Program” at the beginning of fiscal 2009 and we are making solid progress. We already have a network of partners in North America and Europe, and have launched the program in Asia.

MAINTENANCE: More than 1 million active Windchill seats!

Our maintenance business is an important barometer of customer satisfaction with our solutions. It is also a strong source of recurring revenue for PTC. Maintenance gross margins are in the mid- to high 80% range. Maintenance revenue has historically tended to represent 45% to 50% of our total revenues in any given quarter, with Q4 usually being lower as a percent of total revenue due to historically strong performance of license sales in that quarter.

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
Maintenance Non-GAAP	$130.8	$122.6	$121.8	$123.9	$499.1	$127.7	$122.8	$121.3	$124.6	$496.4	$131.4	$132.0	$142.5
% of Tot Rev	54%	54%	54%	50%	53%	49%	51%	50%	47%	49%	49%	49%	49%
Y-Y Change	14%	1%	-7%	-7%	0%	-2%	0%	0%	1%	-1%	3%	7%	17%
Q-Q Change	-2%	-6%	-1%	2%		3%	-4%	-1%	3%		5%	0%	8%

MKS FV Adj	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(0.7)
Maintenance GAAP	$130.8	$122.6	$121.8	$123.9	$499.1	$127.7	$122.8	$121.3	$124.6	$496.4	$131.4	$132.0	$141.8

Q3 maintenance revenue of $142.5 million was up 17% year over year (up 11% on a constant currency basis), reflecting strong execution and the impact of annuity focused business policy modifications. Excluding MKS, revenue was up 15% year over year. We believe our maintenance business reflects a solid customer base and the importance customers attribute to our products.

Looking forward to Q4, we are expecting approximately 20% maintenance revenue growth on a year-over-year basis. For FY’11 we are expecting approximately 12% maintenance revenue growth on a year-over-year basis, primarily due to improving license revenue, strong execution and annuity focused business policy modifications implemented earlier this year.

Active Maintenance Seats

We have more than 1.4 million active maintenance seats of PTC software in use today. We believe the solid base of maintenance-paying customers is a testament to the quality of our products and we also view it as one of our most important assets.

Active Maintenance Seats

(in 000’s)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
Creo (1)	179.2	174.2	173.5	173.8	173.7	170.1	168.6	170.7	171.7	171.2	173.5
Windchill	733.4	714.2	719.4	718.5	848.0	878.8	907.8	952.0	957.3	971.2	1,039.6
All Others(2)	114.1	107.4	108.2	107.0	105.9	107.6	110.6	114.4	114.6	116.2	190.9

Total	1,026.7	995.8	1,001.1	999.3	1,127.6	1,156.5	1,187.0	1,237.1	1,243.6	1,258.6	1,404.0

(1)	Q3 ‘11 reflects a reclassification of seats associated with Creo Elements/Direct from All Others to Creo. Corresponding seats for all previous periods have been reclassified to conform to this classification.

(2)	The increase in All Others in Q3 '11 is due to MKS Integrity seats under maintenance.

We experienced an increase in active maintenance seats across all major product families in Q3. Our overall attach and renewal rates continue to remain strong.

REVENUE BY REGION: Signs of global stability

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
Americas Non-GAAP	$83.6	$79.6	$85.6	$103.1	$351.9	$107.1	$84.0	$82.4	$112.3	$385.8	$100.1	$94.4	$105.0
% of Tot Rev	35%	35%	38%	42%	38%	42%	35%	34%	42%	38%	38%	35%	36%
Y-Y Change	-1%	-10%	-5%	1%	-4%	28%	6%	-4%	9%	10%	-7%	12%	27%
Q-Q Change	-18%	-5%	8%	20%		4%	-22%	-2%	36%		-11%	-6%	11%

MKS FV Adj	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(0.4)
Americas GAAP	$83.6	$79.6	$85.6	$103.1	$351.9	$107.1	$84.0	$82.4	$112.3	$385.8	$100.1	$94.4	$104.6

Americas revenue in Q3 of $105.0 million was up 27% compared with last year, reflecting increases of 32% and 8% in direct and indirect revenue, respectively. Q3 license revenue in the Americas was up 77% year over year, with direct revenue up 96% and indirect revenue up 11%. Sequentially, total revenue was up 11% and license revenue was up 32%.

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
Europe Non-GAAP	$99.2	$89.7	$91.3	$92.2	$372.4	$99.2	$93.5	$101.8	$94.0	$388.5	$107.9	$106.0	$120.5
% of Tot Rev	41%	40%	40%	37%	40%	38%	39%	42%	35%	39%	40%	39%	41%
Y-Y Change	-2%	-16%	-18%	-29%	-17%	0%	4%	12%	2%	4%	9%	13%	18%
Q-Q Change	-24%	-10%	2%	1%		8%	-6%	9%	-8%		15%	-2%	14%

MKS FV Adj	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(0.2)
Europe GAAP	$99.2	$89.7	$91.3	$92.2	$372.4	$99.2	$93.5	$101.8	$94.0	$388.5	$107.9	$106.0	$120.3

Europe revenue was $120.5 million in Q3, up 18% (6% on a constant currency basis) compared with last year, reflecting increases of 21% and 14% in direct and indirect revenue, respectively. Q3 license revenue in Europe was up 1% year over year, reflecting a significant transaction we had in Q3’10 which drove license outperformance in the year ago period. Indirect license revenue was up 27% and direct license revenue was down 6%. Sequentially, total revenue was up 14% and license revenue was up 17%.

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
Japan Non-GAAP	$25.8	$30.5	$24.5	$23.3	$104.1	$23.2	$29.7	$25.6	$25.6	$104.1	$25.0	$32.6	$30.1
% of Tot Rev	11%	14%	11%	10%	11%	9%	12%	11%	10%	10%	9%	12%	10%
Y-Y Change	3%	2%	-31%	-15%	-12%	-10%	-3%	4%	10%	0%	8%	10%	18%
Q-Q Change	-6%	18%	-20%	-5%		-1%	28%	-14%	0%		-3%	31%	-8%

MKS FV Adj	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(0.1)
Japan GAAP	$25.8	$30.5	$24.5	$23.3	$104.1	$23.2	$29.7	$25.6	$25.6	$104.1	$25.0	$32.6	$30.0

Japan revenue was $30.1 million in Q3, up 18% (up 5% on a constant currency basis) compared with last year, reflecting revenue increases of 25% and 8% in direct and indirect revenue, respectively. Q3 license revenue in Japan was up 17% compared with last year, with direct revenue up 14% and indirect revenue up 21%. Sequentially, total revenue was down 8% and license revenue was down 31%, primarily due to seasonality and higher Desktop license revenue from large deals in Q2.

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2 ‘11	Q3 ‘11
Pacific Rim	$31.8	$25.5	$24.7	$27.8	$109.8	$28.9	$33.4	$33.2	$36.1	$131.6	$33.6	$36.2	$36.9
% of Tot Rev	13%	11%	11%	11%	12%	11%	14%	14%	13%	13%	13%	13%	13%
Y-Y Change	6%	-24%	-28%	-30%	-20%	-9%	31%	34%	30%	20%	16%	8%	11%
Q-Q Change	-20%	-20%	-3%	13%		4%	16%	-1%	9%		-7%	8%	2%

Pacific Rim revenue was $36.9 million in Q3, up 11% (8% on a constant currency basis) compared with last year, reflecting revenue increases of 6% and 26% in direct and indirect revenue, respectively. Q3 license revenue in the Pac Rim was up 4% compared with last year, with direct revenue down 10% and indirect revenue up 30%. Sequentially, total revenue was up 2% and license revenue was down 7%. China, which represents a significant portion of our Pac Rim revenue, increased 15% compared to Q3’10.

CURRENCY IMPACT ON RESULTS COMPARED TO THE YEAR AGO PERIOD

Because we have a global business, with Europe and Asia historically representing approximately 65% of our revenue, our results are impacted by currency fluctuations. On a constant currency basis, our revenue increased 13% year over year. Currency fluctuations favorably impacted Q3 non-GAAP revenue by $17.1 million and unfavorably impacted Q3 non-GAAP expenses by $9.5 million compared to Q3’10.

Constant Currency (assumes Q3’10 currency rates)

				Q3 ‘11	Q3 ‘11
	Q3 ‘11	Q3 ‘11	Q3 ‘10	Const. FX	Actual
($ in millions)	Actual	Const. FX	Actual	Vs. Q3 ‘10 Actual
License	$81.4	$76.6	$67.5	13%	21%
Services	68.6	64.2	54.2	19%	27%
Maintenance	142.5	134.6	121.3	11%	17%

Total	$292.5	$275.4	$243.0	13%	20%

				Q3 ‘11	Q3 ‘11
	Q3 ‘11	Q3 ‘11	Q3 ‘10	Const. FX	Actual
($ in millions)	Actual	Const. FX	Actual	Vs. Q3 ‘10 Actual
Americas	$105.0	$104.9	$82.4	27%	27%
Europe	120.5	108.1	101.8	6%	18%
Japan	30.1	26.7	25.6	5%	18%
Pacific Rim	36.9	35.7	33.2	8%	11%

Total	$292.5	$275.4	$243.0	13%	20%

Looking forward, the guidance we are providing assumes exchange rates of approximately 1.45 USD / EURO and 78 YEN / USD. Our actual simple average FY’10 Fx rate was essentially $1.37 USD / EURO. We do not forecast currency movements, rather we provide detailed constant currency commentary. Currency can significantly impact our results. For example, in FY’10 currency was a modest tailwind for PTC when compared to FY’09: revenue was positively impacted by $15 million and non-GAAP expenses were negatively impacted by $10 million. On the other hand, in FY’09 currency was a considerable headwind for PTC when compared to FY’08: revenue was negatively impacted by $39 million and non-GAAP expenses were positively impacted by $36 million.

As a simple rule of thumb, based on current revenue and expense levels, a $0.10 move on the USD/EURO exchange rate will impact annualized revenue by approximately $20 to $25 million and EPS by approximately $0.04 to $0.06.

Q3 FY’11 EXPENSES COMMENTARY AND Q3 & FY’11 OUTLOOK

Q3 non-GAAP results exclude $11.6 million of stock-based compensation expense, $8.6 million of acquisition- related intangible asset amortization, $6.0 million of acquisition-related expenses, a $0.7 million fair value adjustment related to MKS deferred maintenance revenue, a non-operating loss of $4.4 million related to foreign currency losses associated with forward contracts entered into in connection with our acquisition of MKS, and $8.5 million of income tax adjustments. The Q3 non-GAAP results include a tax rate of 23% and 121.2 million diluted shares outstanding. The Q3 GAAP results include a tax rate of 15% and 121.2 million diluted shares outstanding.

Q4’11 non-GAAP guidance excludes the following estimated expenses and their tax effects:

•	Approximately $2 million of a fair value deferred maintenance revenue adjustment

•	Approximately $13 million of expense related to stock-based compensation

•	Approximately $10 million of acquisition-related intangible asset amortization expense

•	Any acquisition-related expenses

FY’11 non-GAAP guidance excludes the following full-year estimated expenses and their tax effects, as well as any one-time tax items:

•	Approximately $3 million of a fair value deferred maintenance revenue adjustment

•	Approximately $45 million of expense related to stock-based compensation

•	Approximately $34 million of acquisition-related intangible asset amortization expense

•	Any acquisition-related expenses ($6.6 million through Q3)

•	Approximately $5 million of foreign currency transaction losses

NON-GAAP OPERATING MARGINS

($ in millions)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	FY ‘10	Q1 ‘11	Q2’ 11	Q3’ 11
Gross Margin	$164.0	$152.0	$159.6	$180.7	$656.3	$187.3	$170.6	$175.1	$196.9	$729.9	$186.0	$192.3	$207.8
Gross Margin %	68.2%	67.5%	70.6%	73.3%	70.0%	72.5%	70.9%	72.1%	73.5%	72.3%	69.8%	71.5%	71.1%
S&M	$77.0	$69.2	$70.3	$72.1	$288.6	$75.5	$71.6	$75.7	$81.3	$304.1	$82.1	$78.8	$86.0
% of Revenue	32.0%	30.7%	31.1%	29.3%	30.8%	29.2%	29.8%	31.1%	30.3%	30.1%	30.8%	29.3%	29.4%
R&D	$46.1	$43.2	$44.6	$46.4	$180.3	$48.0	$47.6	$48.3	$48.1	$192.1	$49.1	$51.3	$49.1
% of Revenue	19.2%	19.2%	19.7%	18.8%	19.2%	18.6%	19.8%	19.9%	18.0%	19.0%	18.4%	19.1%	16.8%
G&A	$18.3	$16.0	$15.3	$16.9	$66.6	$18.5	$18.7	$19.2	$19.7	$76.0	$19.4	$19.9	$21.2
% of Revenue	7.6%	7.1%	6.8%	6.9%	7.1%	7.2%	7.8%	7.9%	7.3%	7.5%	7.3%	7.4%	7.3%

Operating Margin	$22.6	$23.6	$29.5	$45.2	$120.9	$45.2	$32.7	$32.0	$47.8	$157.7	$35.4	$42.3	$51.5
Operating Margin %	9.4%	10.5%	13.0%	18.4%	12.9%	17.5%	13.6%	13.2%	17.8%	15.6%	13.3%	15.7%	17.6%

INCOME STATEMENT

Our Q3’11 non-GAAP gross margin was $208 million, or 71.1%, compared to $175 million, or 72.1% in the year ago period. Q3’11 GAAP gross margin was $201 million, or 69.0%, compared to $168 million, or 69.3% in Q3’10.

Our Q3’11 non-GAAP operating expenses were $156 million, up from $143 million in Q3’10, reflecting the acquisition of MKS and investments we have made in the business to add sales capacity and to improve our product portfolio. MKS added $6.4 million of operating expenses in Q3.

From an operating performance perspective, we achieved 17.6% non-GAAP operating margin in Q3’11, compared to 13.2% last year. GAAP operating margin was 8.4% for Q3’11 compared to 4.9% in Q3’10.

Looking forward, we are expecting Q4 non-GAAP gross margins of 72% to 74% and operating expenses of approximately $170 million, reflecting approximately $18 million of MKS operating expenses and higher sales and marketing expense related primarily to higher sales expense (driven by higher commission expense due to higher anticipated license revenue, as well as costs related to planned hires).

For the full year, we are expecting non-GAAP gross margins of approximately 72% and non-GAAP operating margins of 17% to 18%. As reflected in our EPS guidance for FY ‘11 we are committed to achieving our non-GAAP operating margin and EPS targets for FY’11.

Over the longer-term we intend to deliver 20% non-GAAP EPS growth annually through FY’14. Our goal is to deliver this result primarily through accelerating organic revenue growth coupled with modest margin improvement. We have made significant investments in FY’09 and FY’10 that have helped us achieve a technology leadership position and have driven substantial revenue growth.

Our R&D and S&M expense as a percentage of revenue in FY’09 and FY’10 were higher than in previous years, reflecting our strategy to continue to invest in our business in order to better position PTC for the future. Primary areas of investment in the business over this time included increased investment in our direct sales force and our reseller channel, investing in R&D to extend our technology leadership position, enhancing and leveraging the value of our services business, and expanding our services ecosystem. Looking forward, we expect to continue to increase our R&D investments, while having R&D as a percentage of revenue to begin to trend toward more normalized historical levels beginning in the back half of FY’11. We will continue to invest in initiatives, such as increasing our sales capacity, to drive revenue growth and create further operating leverage opportunities over time.

TAX RATE

Q3 non-GAAP tax rate was 23%, compared to our expected rate of 24% due to the mix of before-tax-profit by region and one-time discrete items in the quarter. Our GAAP tax rate was 15%.

Looking forward, the Q4 guidance assumes a non-GAAP tax rate of 23% and a GAAP tax rate of 20%. The FY’11 target assumes a non-GAAP tax rate of 23% and a GAAP tax rate of 19%.

SHARE COUNT / SHARE REPURCHASE

We had 121.2 million fully diluted weighted average shares outstanding for Q3. We repurchased 1.8 million shares at a cost of $40 million in Q3 and we have $78 million remaining under our current authorization which expires on September 30, 2011.

Looking forward, we expect to have approximately 121 million fully diluted shares outstanding for Q4 and for the full fiscal year. We expect to repurchase approximately $15 million worth of shares in Q4, for a total of $55 million in FY’11. Our long-term goal is to repurchase stock to offset dilution.

BALANCE SHEET: Solid cash position and strong cash flow in Q3

CASH / CASH FLOW FROM OPERATIONS

For Q3’11, our cash balance was $261 million, flat with the end of Q2’11. Q3 cash flow included $48 million provided by operations; $265 million used to acquire MKS, $250 million of borrowings under our revolving credit facility to finance the acquisition of MKS, $40 million of stock repurchases; and favorable foreign currency impact of $7 million.

Looking forward, we expect to have approximately $210 million in cash at the end of Q4 after stock repurchases and repaying a portion of the balance outstanding under our revolving credit facility, but excluding any corporate development activities.

DSO

We continue to have strong DSOs of 56 days in Q3’11, compared with 60 days in Q2’11 and 56 days in Q3’10.

OUTSTANDING DEBT

In Q3, we borrowed $250 million under our $300 million revolving credit facility to finance our acquisition of MKS. At the end of Q3’11, the balance outstanding was $250 million, of which we expect to repay $50 million in Q4.

MISCELLANEOUS COMMENTS

HEADCOUNT

Total headcount was 5,799 at the end of Q3, compared to 5,395 at the end of Q2. The increase is primarily related to our acquisition of MKS which added 383 heads. Headcount at the end of Q4’10 was 5,317.

M&A

We view M&A primarily as a strategic vehicle to further enhance our product portfolio and growth opportunity. We intend to remain opportunistic as it relates to M&A. Historically, the majority of our M&A opportunities have comprised small, strategic technology tuck-ins. For example, in FY’09 we acquired Relex to expand our quality lifecycle management capabilities and Synapsis (InSight) to build out our product analytics platform, and in FY’10 we acquired technology in the fast growing carbon information management market, further enhancing our product analytics platform with “green product development” capabilities. We will evaluate other strategic acquisition opportunities as they arise.

WRAP-UP

We are very optimistic about the long-term opportunity for PTC. FY’11 is shaping up to be a solid year: We have won a cumulative total of 27 domino accounts, and expect to have a total of 30 by the end of FY’11; we had 27 large deals (>$1 M in license and service revenue) in Q3—a record for Q3; our pipeline remains very robust; we are seeing significant year-over-year license growth in the CAD and SMB markets; we believe we have the best PLM technology platform on the market and we have very exciting opportunities with Creo, our Arbortext SIS strategy and MKS Integrity to continue to drive further growth in FY’12 and beyond.

We remain confident and committed to achieving accelerating revenue growth and our 20% non-GAAP EPS growth target through 2014. We intend to continue to make prudent, strategic investments that we believe are critical to delivering value to our customers and gaining market share.

Thank you for your on-going support.

Important Information About Non-GAAP References

PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, operating expenses, margin and EPS exclude a fair value adjustment related to MKS deferred maintenance revenue, stock-based compensation expense, gain on litigation resolution, foreign currency transaction losses related to our acquisition of MKS and a litigation resolution, amortization of acquired intangible assets, acquired in-process research and development expense, acquisition-related expenses, restructuring charges, and the related tax effects of the preceding items and any one-time tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Forward-Looking Statements

Statements in these prepared remarks that are not historic facts, including statements about our fiscal 2011 and other future financial and growth expectations, future product releases, anticipated tax rates, the expected impact of our planned strategic investments and product releases on our future success, expected market growth rates and the long-term prospects for PTC, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility the foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license, services or maintenance growth rates that we expect, which could result in a different mix of revenue between license, service and maintenance and could impact our EPS results, the possibility that strategic customer wins may not generate the revenue we expect, the possibility that our strategic investments may not have the effects or generate the revenue we expect, the possibility that we will experience a shortfall in revenue that causes us to decrease or eliminate planned strategic investments in our business, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, the possibility that planned product releases may be delayed or may not generate the revenue we expect, the possibility that resource constraints could adversely affect our revenue, and the possibility that our acquisition of MKS Inc. may not generate the revenues we expect. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)

(in thousands)

GAAP MARGINS

	Q1 ‘09		Q2 ‘09		Q3 ‘09		Q4 ‘09		FY ‘09		Q1 ‘10		Q2 ‘10
Revenue	$240,391		$225,292		$226,159		$246,343		$938,185		$258,429		$240,556
Cost of license revenue	7,584		6,976		7,644		7,758		29,962		8,147		8,232
Cost of service revenue	75,741		72,302		66,162		65,592		279,797		70,524		68,934

Gross Margin	$157,066	65.3%	$146,014	64.8%	$152,353	67.4%	$172,993	70.2%	$628,426	67.0%	$179,758	69.6%	$163,390	67.9%

Sales & marketing	$79,862	33.2%	$71,387	31.7%	$73,823	32.6%	$76,297	31.0%	$301,369	32.1%	$78,598	30.4%	$75,137	31.2%
Research & development	48,361	20.1%	44,752	19.9%	46,562	20.6%	48,826	19.8%	188,501	20.1%	50,690	19.6%	49,960	20.8%
General & administrative	21,437	8.9%	17,693	7.9%	19,245	8.5%	22,295	9.1%	80,670	8.6%	24,071	9.3%	22,807	9.5%
Amortization of acquired intangible assets	3,868	1.6%	3,815	1.7%	3,827	1.7%	4,110	1.7%	15,620	1.7%	4,058	1.6%	3,975	1.7%
In-process research & development	—	0.0%	—	0.0%	300	0.1%	—	0.0%	300	0.0%	—	0.0%	—	0.0%
Restructuring charge, net	—	0.0%	9,788	4.3%	6,609	2.9%	6,274	2.5%	22,671	2.4%	—	0.0%	—	0.0%

Operating Expenses	$153,528	63.9%	$147,435	65.4%	$150,366	66.5%	$157,802	64.1%	$609,131	64.9%	$157,417	60.9%	$151,879	63.1%

GAAP Operating Margin	$3,538	1.5%	$(1,421)	-0.6%	$1,987	0.9%	$15,191	6.2%	$19,295	2.1%	$22,341	8.6%	$11,511	4.8%

	Q3 ‘10		Q4 ‘10		FY ‘10		Q1 ‘11		Q2 ‘11		Q3 ‘11
Revenue	$242,998		$268,066		$1,010,049		$266,552		$269,189		$291,783
Cost of license revenue	7,621		7,047		31,047		5,954		6,558		7,617
Cost of service revenue	67,090		70,100		276,648		80,107		75,213		82,792

Gross Margin	$168,287	69.3%	$190,919	71.2%	$702,354	69.5%	$180,491	67.7%	$187,418	69.6%	$201,374	69.0%

Sales & marketing	$79,121	32.6%	$84,676	31.6%	$317,532	31.4%	$84,521	31.7%	$81,163	30.2%	$89,106	30.5%
Research & development	50,597	20.8%	50,320	18.8%	201,567	20.0%	51,522	19.3%	53,051	19.7%	51,103	17.5%
General & administrative	22,755	9.4%	23,242	8.7%	92,875	9.2%	23,484	8.8%	24,712	9.2%	31,882	10.9%
Amortization of acquired intangible assets	3,836	1.6%	3,736	1.4%	15,605	1.5%	3,854	1.4%	4,266	1.6%	4,753	1.6%
In-process research & development	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Restructuring charge, net	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%

Operating Expenses	$156,309	64.3%	$161,974	60.4%	$627,579	62.1%	$163,381	61.3%	$163,192	60.6%	$176,844	60.6%

GAAP Operating Margin	$11,978	4.9%	$28,945	10.8%	$74,775	7.4%	$17,110	6.4%	$24,226	9.0%	$24,530	8.4%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	Q1 ‘09		Q2 ‘09		Q3 ‘09		Q4 ‘09		FY ‘09		Q1 ‘10		Q2 ‘10
Revenue:
Fair value of deferred revenue	$—	0.0%	$—	0.0%	$—	0.0%	$—	0.0%	$—	0.0%	$—	0.0%	$—	0.0%
Cost of license revenue:
Acquired intangible amortization	4,668	1.9%	4,703	2.1%	5,221	2.3%	5,082	2.1%	19,674	2.1%	4,898	1.9%	4,928	2.0%
Stock-based compensation	14	0.0%	3	0.0%	11	0.0%	22	0.0%	50	0.0%	17	0.0%	2	0.0%
Cost of service revenue:
Acquired intangible amortization	8	0.0%	—	0.0%	—	0.0%	—	0.0%	8	0.0%	—	0.0%	—	0.0%
Stock-based compensation	2,255	0.9%	1,291	0.6%	2,055	0.9%	2,562	1.0%	8,163	0.9%	2,580	1.0%	2,241	0.9%
Sales & marketing:
Stock-based compensation	2,908	1.2%	2,193	1.0%	3,491	1.5%	4,205	1.7%	12,797	1.4%	3,074	1.2%	3,520	1.5%
Research & development:
Stock-based compensation	2,258	0.9%	1,566	0.7%	1,986	0.9%	2,404	1.0%	8,214	0.9%	2,659	1.0%	2,383	1.0%
General & administrative:
Stock-based compensation	3,096	1.3%	1,677	0.7%	3,969	1.8%	5,362	2.2%	14,104	1.5%	5,525	2.1%	4,146	1.7%
Acquisition-related costs	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Amortization of acquired intangible assets	3,868	1.6%	3,815	1.7%	3,827	1.7%	4,110	1.7%	15,620	1.7%	4,058	1.6%	3,975	1.7%
In-process research & development	—	0.0%	—	0.0%	300	0.1%	—	0.0%	300	0.0%	—	0.0%	—	0.0%
Restructuring charge, net	—	0.0%	9,788	4.3%	6,609	2.9%	6,274	2.5%	22,671	2.4%	—	0.0%	—	0.0%

Non-GAAP adjustments	$19,075	7.9%	$25,036	11.1%	$27,469	12.1%	$30,021	12.2%	$101,601	10.8%	$22,811	8.8%	$21,195	8.8%

	Q3 ‘10		Q4 ‘10		FY ‘10		Q1 ‘11		Q2 ‘11		Q3 ‘11
Revenue:
Fair value of deferred revenue	$—	0.0%	$—	0.0%	$—	0.0%	$—	0.0%	$—	0.0%	$693	0.2%
Cost of license revenue:
Acquired intangible amortization	4,659	1.9%	3,882	1.4%	18,367	1.8%	3,363	1.3%	3,339	1.2%	3,895	1.3%
Stock-based compensation	2	0.0%	3	0.0%	24	0.0%	3	0.0%	3	0.0%	4	0.0%
Cost of service revenue:
Acquired intangible amortization	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Stock-based compensation	2,186	0.9%	2,115	0.8%	9,122	0.9%	2,137	0.8%	1,583	0.6%	1,857	0.6%
Sales & marketing:
Stock-based compensation	3,471	1.4%	3,367	1.3%	13,432	1.3%	2,429	0.9%	2,350	0.9%	3,062	1.0%
Research & development:
Stock-based compensation	2,252	0.9%	2,186	0.8%	9,480	0.9%	2,393	0.9%	1,749	0.6%	2,010	0.7%
General & administrative:
Stock-based compensation	3,599	1.5%	3,583	1.3%	16,853	1.7%	4,065	1.5%	4,186	1.6%	4,627	1.6%
Acquisition-related costs	—	0.0%	—	0.0%	—	0.0%	—	0.0%	608	0.2%	6,041	2.1%
Amortization of acquired intangible assets	3,836	1.6%	3,736	1.4%	15,605	1.5%	3,854	1.4%	4,266	1.6%	4,753	1.6%
In-process research & development	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Restructuring charge, net	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%

Non-GAAP adjustments	$20,005	8.2%	$18,872	7.0%	$82,883	8.2%	$18,244	6.8%	$18,084	6.7%	$26,942	9.0%

NON-GAAP MARGINS

	Q1 ‘09		Q2 ‘09		Q3 ‘09		Q4 ‘09		FY ‘09		Q1 ‘10		Q2 ‘10
Revenue	$240,391		$225,292		$226,159		$246,343		$938,185		$258,429		$240,556
Cost of license revenue	2,902		2,270		2,412		2,654		10,238		3,232		3,302
Cost of service revenue	73,478		71,011		64,107		63,030		271,626		67,944		66,693

Gross Margin	$164,011	68.2%	$152,011	67.5%	$159,640	70.6%	$180,659	73.3%	$656,321	70.0%	$187,253	72.5%	$170,561	70.9%

Sales & marketing	$76,954	32.0%	$69,194	30.7%	$70,332	31.1%	$72,092	29.3%	$288,572	30.8%	$75,524	29.2%	$71,617	29.8%
Research & development	46,103	19.2%	43,186	19.2%	44,576	19.7%	46,422	18.8%	180,287	19.2%	48,031	18.6%	47,577	19.8%
General & administrative	18,341	7.6%	16,016	7.1%	15,276	6.8%	16,933	6.9%	66,566	7.1%	18,546	7.2%	18,661	7.8%
Amortization of acquired intangible assets	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
In-process research & development	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Restructuring charge, net	—		—		—		—		—		—		—

Operating Expenses	$141,398	58.8%	$128,396	57.0%	$130,184	57.6%	$135,447	55.0%	$535,425	57.1%	$142,101	55.0%	$137,855	57.3%

Non-GAAP Operating Margin	$22,613	9.4%	$23,615	10.5%	$29,456	13.0%	$45,212	18.4%	$120,896	12.9%	$45,152	17.5%	$32,706	13.6%

	Q3 ‘10		Q4 ‘10		FY ‘10		Q1 ‘11		Q2 ‘11		Q3 ‘11
Revenue	$242,998		$268,066		$1,010,049		$266,552		$269,189		$292,476
Cost of license revenue	2,960		3,162		12,656		2,588		3,216		3,718
Cost of service revenue	64,904		67,985		267,526		77,970		73,630		80,935

Gross Margin	$175,134	72.1%	$196,919	73.5%	$729,867	72.3%	$185,994	69.8%	$192,343	71.5%	$207,823	71.1%

Sales & marketing	$75,650	31.1%	$81,309	30.3%	$304,100	30.1%	$82,092	30.8%	$78,813	29.3%	$86,044	29.4%
Research & development	48,345	19.9%	48,134	18.0%	192,087	19.0%	49,129	18.4%	51,302	19.1%	49,093	16.8%
General & administrative	19,156	7.9%	19,659	7.3%	76,022	7.5%	19,419	7.3%	19,918	7.4%	21,214	7.3%
Amortization of acquired intangible assets	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
In-process research & development	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Restructuring charge, net	—		—		—		—		—		—

Operating Expenses	$143,151	58.9%	$149,102	55.6%	$572,209	56.7%	$150,640	56.5%	$150,033	55.7%	$156,351	53.5%

Non-GAAP Operating Margin	$31,983	13.2%	$47,817	17.8%	$157,658	15.6%	$35,354	13.3%	$42,310	15.7%	$51,472	17.6%

PARAMETRIC TECHNOLOGY CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

GAAP gross margin	$201,374	$168,287	$569,283	$511,435
Fair value of acquired MKS deferred maintenance revenue	693	—	693	—
Stock-based compensation	1,861	2,188	5,587	7,028
Amortization of acquired intangible assets included in cost of license revenue	3,895	4,659	10,597	14,485

Non-GAAP gross margin	$207,823	$175,134	$586,160	$532,948

GAAP operating income	$24,530	$11,978	$65,866	$45,830
Fair value of acquired MKS deferred maintenance revenue	693	—	693	—
Stock-based compensation	11,560	11,510	32,458	37,657
Amortization of acquired intangible assets included in cost of license revenue	3,895	4,659	10,597	14,485
Amortization of acquired intangible assets	4,753	3,836	12,873	11,869
Acquisition-related charges included in general and administrative expenses	6,041	—	6,649	—

Non-GAAP operating income	$51,472	$31,983	$129,136	$109,841

GAAP net income	$15,526	$10,718	$47,803	$37,583
Fair value of acquired MKS deferred maintenance revenue	693	—	693	—
Stock-based compensation	11,560	11,510	32,458	37,657
Amortization of acquired intangible assets included in cost of license revenue	3,895	4,659	10,597	14,485
Amortization of acquired intangible assets	4,753	3,836	12,873	11,869
Acquisition-related charges included in general and administrative expenses	6,041	—	6,649	—
Non-operating foreign currency transaction loss (1)	4,385	—	5,107	—
Income tax adjustments (2)	(8,526)	(6,134)	(20,184)	(20,207)

Non-GAAP net income	$38,327	$24,589	$95,996	$81,387

GAAP diluted earnings per share	$0.13	$0.09	$0.39	$0.31
Stock-based compensation	0.10	0.10	0.27	0.31
Income tax adjustments	(0.07)	(0.05)	(0.17)	(0.17)
Acquisition-related charges	0.05	—	0.05	—
All other items identified above	0.11	0.07	0.25	0.23

Non-GAAP diluted earnings per share	$0.32	$0.21	$0.79	$0.68

(1)	In the third quarter of 2011, in connection with our planned acquisition of MKS, we entered into forward contracts to purchase CDN$292 million (equivalent to approximately $305 million when the contracts were entered into). We entered into these forward contracts to reduce our foreign currency exposure related to changes in the Canadian to US Dollar exchange rate from the time we entered into the agreement in early April to acquire MKS (the purchase price is in Canadian Dollars) and the closing date which occurred on May 31, 2011. We realized foreign currency losses of $4.4 million in the third quarter of 2011 recorded as other expense related to the acquisition of MKS. In the first quarter of 2011 we recorded $0.7 million of foreign currency losses related to a previously announced litigation settlement in Japan.
(2)	Reflects the tax effects of non-GAAP adjustments for the three and nine months ended July 2, 2011 and July 3, 2010, which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above.